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                                                                Exhibit: 10.40FT


                        STOCK OPTION AND LOAN AGREEMENT


         This Stock Option and Loan Agreement is made and entered into on the date hereinafter set forth, by and between Roderick L. Turner ("Lender") and FUTECH EDUCATIONAL PRODUCTS, INC., an Arizona corporation (*Corporation").

RECITALS:

         A. The corporation is a corporation organized and validly existing under the laws of the State of Arizona and is authorized to issue up to a total of seventy-five million shares of common capital stock without par value.

         B. Lender has agreed to make a loan to corporation in the amount of Three Hundred Fifty Thousand Dollars ($350,000.00) pursuant to the following terms, which includes Lender's ability to convert all or any part of the loan amount due Lender to shares of the Corporation's common stock.

AGREEMENT:

         For valuable consideration, the parties hereby agree as follows:

         1. RECITALS INCORPORATION. The Recitals set forth above are hereby incorporated by reference.

         2. PAYMENT. On or before 4/2/97, Leader shall loan to the Corporation the sum of Three Hundred Fifty Thousand ($350,000.00). Upon receipt of the funds, Corporation promises to pay to Lender the principal amount of Three Hundred Fifty Thousand ($350,000.00) together with interest at the rate of ten percent (10%) per annum from the date the funds are received until paid in full. The loan must be paid in full no later than ninety (90) days after the expiration of the Option Period plus interest. No payments of principal are due. Quarterly interest payments are due within 15 days of the end of each calendar quarter described as March 31, June 30, September 30 and December 31.

         3. STOCK OPTION. In lieu of repayment of all or any part of the outstanding principal and interest of the loan, at any time and from time to time up until two years after the date the loan proceeds are received by Corporation ("Option Period"), Lender may elect to receive up to a maximum aggregate of Eight Hundred Forty thousand (840,000) shares ("Shares") of Corporation common stock at the rate of 50/100 Dollars ($0.50) per share. Each such Share the Lender elects to receive shall reduce the amount Corporation owes Lender in like amount. For example, if Lender elects to receive 50,000 shares of Corporation common stock at the rate of $0.50 per share, the outstanding balance due Lender shall be reduced by $25,000 on the date the Shares are received by Lender. In the event Lender does not exercise the option to acquire all Shares at expiration of option period, then Lender will receive payment of the outstanding principal loan balance if any. Upon receipt of the Shares, all rights incidental thereto, including, but not limited to, voting rights, rights to dividends and liquidation proceeds, shall pass unconditionally to Lender.

         (a) The Corporation agrees that if further dilution from the currently authorized 75 million shares of Corporation's common stock occurs, Lender will be eligible to receive a proportionately higher number of shares equal to the percentage increase in dilution. For example, if an additional 7.5 million shares were authorized this would equal a further 10% dilution to the shareholders. Lender would be eligible to convert his shares at Lender's current maximum aggregate plus an additional 10% of the shares thereby keeping his percentage of ownership equal.
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         4. LEGEND. Any Shares acquired hereunder shall bear a conspicuous legend stating that the Shares have not been registered under the Securities Act of 1933, as amended ("Act"), and referring to certain restrictions on transfer or encumbrance of the Shares.

         5. REGISTRATION RIGHTS. The Corporation does not intend to file a registration statement under the Act. Instead, the Corporation intends to rely on the "private placement" exemption contained in Section 4(2) of the Act.

         6. REPRESENTATIONS OF LENDER. Lender represents, warrants and covenants as follows:

                  a. Lender is familiar with the business and affairs of the Corporation and realizes an investment in the Shares involves a high degree of risk.

                  b. Lender has been advised that there will be no public market for the Shares, it may not be possible to readily liquidate his/her investment; the shares have not been registered or qualified under Federal or State laws governing the issuance of securities; and the Corporation has no intention of registering the Shares or reporting under the Act or any comparable or related Federal or State law.

                  c. Lender acknowledges that the issuance of stock hereunder is a private transaction, and hereby waives all claim and causes of action of any kind or nature relating to any subsequent assertion that this transaction is not private.

                  d. Lender acknowledges that his/her overall commitment to investments which are not readily marketable is not disproportionate to his/her net worth, and his/her investment in the Shares will not cause such overall commitment to become excessive; that Lender has adequate means of providing for his/her current needs and personal contingencies, and has no need for liquidity of this investment; that Lender has evaluated the risk of investing in the Corporation; that Lender is aware of the financial risks and possible financial hazards of purchasing the Shares and he/she has carefully considered these risks and hazards; and that Lender is able to bear the economic risk of the investment, including the possibility of a complete loss thereof

                  e. The Shares are being acquired solely for the purpose of investment; are not being purchased for distribution, subdivision, sale or fractionalization thereof to the public generally; Lend has no contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge to anyone else the Shares or any part the Lender has no present plans to enter into such contract, undertaking, agreement or arrangement, and Lender is the sole party in interest of the Shares and as such is vested with all legal and equitable rights in such shares.

                  f. Lender agrees the Corporation will restrict the transferability of the Shares and will cause the certificate evidencing the Shares to bear a legend stating such reasonable and agreed upon restrictions against transfer. In this regard, Lender will notify the Corporation within thirty days of any sale or transfer of the Shares and will cause the purchaser to execute a Stock Agreement in form acceptable to Corporation prior to any sale or transfer.

                  g. Lender acknowledges that all documents, records and books pertaining to this investment have been made available for inspection by Lender, his or her attorney, accountant and/or agent for purchase. Lender and/or his/her representative have had the opportunity to ask questions of, and receive answers from, the officers of the Corporation concerning the operation of the Corporation's business, and to obtain any additional information which the officers of the Corporation possess or can acquire without unreasonable effort or expense which is necessary to verify the accuracy of the information requested and given to Lender. Lender is purchasing the Shares without being furnished any offering literature or prospectus.
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                  h. Lender acknowledges that he/she has obtained disclosure of the financial information of the Corporation, that he/she is aware of the fact that the debts of the Corporation currently exceed his/her investment, that lawsuits have been threatened and commenced regarding alleged outstanding liabilities.

                  i. Lender has been advised that this is a start-up corporation in its early stages of development and marketing. Further, Lender has been advised that he/she should retain an attorney to represent his/her individual interest and provide proper counseling as to the risks and proper analysis of the investment. Lender acknowledges that he/she is not relying on the law firm of Ridenour, Swenson, Cleere & Evans, P.C. for advice or counsel in this matter and that said law firm is merely documenting the acquisition of the Shares.

         7. CONSTRUCTION. Where the context of this Agreement requires, the singular shall be construed as masculine and feminine pronouns, and vice versa. This Agreement shall be construed according to its fair meaning and neither for nor against any party hereto.

         8. GENERAL PROVISIONS. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. This Agreement has been delivered to Lender and accepted by Lender in the State of Arizona. If there is a lawsuit, both parties agree to submit to the jurisdiction of the courts of Maricopa County, the State of Arizona. This Agreement shall be governed by and construed in accordance with Arizona law. The prevailing party in any action to enforce the terms of this Agreement shall be entitled to recover its reasonable attorneys' fees and court costs.

         DATED TO BE EFFECTIVE 4/2/97, 1997.

                                           By: /s/ Roderick L. Turner

                                           Its:

                                           Roderick L. Turner
                                           36 Cornwell Beach Road
                                           Sands Point NY 11050

                                           "Lender"

                                           FUTECH EDUCATIONAL PRODUCTS, INC.
                                           an Arizona corporation

                                           By: Vincent W. Goett

                                           Its: CEO

                                           "Corporation"

Amendment

The Corporation agrees to inform Lender of all pending stock sales on a timely basis from the date of execution of this Stock Option and Loan Agreement.
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
                                                          Rod & Terry
                            Outstanding     Optional     Option Shares   Option Shares   Interest       Rod & Terry
                               Loan          Shares        Exercised       at $0.50      Received        Cash Flow
                            ---------------------------------------------------------------------------------------
Opening Balance              350,000         840,000             --              --           --         (350,000)
1. End Year 1 Transaction    140,000         420,000        420,000        (210,000)      70,000         (350,000)
2. End Year 2 Transaction         --              --        420,000        (210,000)      70,000         (350,000)
                            ---------------------------------------------------------------------------------------
                                        TOTAL - 840,000 SHARES AT $350,000 CASH COST OR $0.42 PER SHARE
                            ---------------------------------------------------------------------------------------
2a. End Year 2                40,000               0        200,000        (100,000)      70,000         (350,000)
                            ---------------------------------------------------------------------------------------
                              TOTALS - 620,000 SHARES AT $350,000 ($40,000)=$310,000 AT $0.50 PER SHARE


1.  Presume 420,000 shares exercised at $0.50 year ending 1st year.
2. Presume 420,000 shares exercised at $0.50 year ending 2nd year. 2a. Presume 200,000 shares exercised at $0.50 year ending 2nd year.



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